Exhibit 10.7

January 19, 2023

Kristen McWatters

(Delivered Via Email)

Dear Kristen,

I am pleased to offer you a position of EVP, Chief Financial Officer and Treasurer with Battalion Oil Corporation (“Battalion Oil”), reporting to Richard Little, Chief Executive Officer.  The location of this position will be in the Houston office. Your start date will be January 26, 2023.  Please review the following information regarding the terms and conditions of your offer, which supersedes the offer contained in my letter to you dated January 18, 2023:

1.	A base annual salary of $300,000, paid on a semi-monthly basis.

2.	Your position is classified as EXEMPT under wage and hour laws.

3.	You are eligible for an annual bonus. Your bonus target is 100%. Bonus payout is discretionary and based on company and individual performance. You must be employed at the time any bonus is paid in order to receive it. In the event of a “Change of Control Event” (as defined in the Battalion Oil Corporation 2020 Long-Term Incentive Plan, as amended (the “Plan”)), the bonus will be paid at 100% of target.

4.	If your employment is terminated without “Cause” (defined below) by Battalion Oil prior to a “Change in Control Event” (as defined in the Plan), Battalion Oil will pay severance pay (the “Severance Pay”) to you, subject to the following:

a.	The total amount of the Severance Pay shall be $150,000.00.

b.	The Severance Pay will be paid in a cash lump sum after the “Release” (defined below) becomes effective and enforceable, but in no event later than sixty (60) days after the date your employment terminates; provided, however, if such 60-day period spans two calendar years, the lump sum must be paid in the second such calendar year for compliance with Section 409A of the Internal Revenue Code.

c.	The Severance Pay shall be subject to all applicable federal and state withholding, payroll and other taxes, and all applicable deductions for benefits as may be required by law or your authorization.

d.	For purposes of determining whether you are owed Severance Pay, “Cause” shall mean: (i) your willful and continued failure to perform your material duties as required hereunder (other than any such failure resulting from your incapacity due to physical or mental illness or disability) or your commission of an act of willful misconduct in any material respect with respect to the Company; (ii) your engaging in conduct which is demonstrably and materially injurious to the Company and/or its affiliates; (iii) your engaging in conduct which is in material violation of any term of this Agreement or the terms of any of the Company’s written policies and procedures (including, without limitation, sexual harassment); (iv) your material breach of duty (other than inadvertent acts or omissions) involving fraud, dishonesty, disloyalty, or a conflict of interest; (v) your willful failure to cooperate with any investigation or inquiry authorized by the Company or an affiliate or conducted by a governmental authority related to the Company’s or an

CONFIDENTIAL - Offer Letter

3505 W. Sam Houston Parkway N., Suite 300 ● Houston, TX 77043 | Phone: 832.538.0300

affiliate’s business or your conduct; or (vi) your conviction of, indictment for, or entry of a plea agreement or consent decree or similar arrangement with respect to, any felony, any crime involving deceit, fraud, perjury or embezzlement, or any violation of federal or state securities laws. With respect to elements (i) through (v) above, the Company shall provide you with 30 days to cure such failure or conduct following written notice of the specific facts and circumstances that are deemed to constitute Cause, unless such failure or conduct is not reasonably capable of being cured.

e.	Your receipt of the Severance Pay shall be contingent on your executing and not revoking an agreement (the “Release”), in a form provided by the Company, granting a full release of all actual and potential claims you have or may have against (i) the Company and any parent, subsidiary, affiliated entity, joint venture, successor, predecessor, or assignee of the Company; (ii) the stockholders, officers, directors, employees, agents, representatives, and/or fiduciaries of the Company and of any parent, subsidiary, affiliated entity, joint venture, successor, predecessor, or assignee of the Company; and (iii) any persons acting by, through, under, or in concert with any of the persons or entities listed in clause (i) and/or clause (ii).

5.	Contingent upon your acceptance of this offer, your employment with Battalion Oil commencing on or before January 26, 2023, and your execution of the applicable award agreements under the Plan, you will be granted 10,000 base restricted stock units and 20,000 M&A restricted stock units under the Plan. The base restricted stock units will vest on the earliest of the following to occur: (i) the first anniversary date of the grant, (ii) the completion of a qualifying transaction (as defined in the award agreement) or (iii) a “Change of Control Event” (as defined in the Plan). The M&A restricted stock units will vest upon the earlier of the following to occur: (i) the completion of a qualifying transaction (as defined in the award agreement) or (ii) a “Change of Control Event” (as defined in the Plan). The grant will be made as soon as administratively practicable following your first day of employment. Your restricted stock units will be subject to the terms and conditions of the Plan and the award agreements under which the restricted stock units are granted. The grant date of the awards will be the first day of the month following your first day of employment per our grant policy.

6.	Battalion Oil offers a comprehensive employee benefit package, including the following benefits:

●	Medical, Dental, and Vision Insurance
●	STD, LTD, and Life Insurance
●	401(k) Retirement Plan
●	Partial coverage for gym membership

Contact Human Resources if you would like more information about the terms and conditions upon which the employee benefits are offered, including, but not limited to, eligibility conditions, plan entry dates, and the steps, if any, that an employee must take to become a participant in each plan.  These benefits, and the terms and conditions upon which they are being offered, are subject to change.

7.	Vacation will be awarded and be used in accordance with Battalion Oil’s vacation policy. Your vacation time will be 160 hours per year. Your vacation will be prorated based on your hire date.

CONFIDENTIAL - Offer Letter

3505 W. Sam Houston Parkway N., Suite 300 ● Houston, TX 77043 | Phone: 832.538.0300

8.	You will be an “at-will” employee of Battalion Oil, which means that the employment relationship may be terminated by either Battalion Oil or you at any time, with or without notice, and with or without cause, for any reason not prohibited by law.

9.	The terms of your employment, including this offer letter, will be interpreted and enforced pursuant to the laws of the State of Texas regardless of where you perform services.

10.	As a condition of your employment, you will comply with all policies of Battalion Oil.

11.	Our offer and your employment are contingent upon satisfactory completion of a background investigation and drug screen prior to employment and ongoing compliance with the Battalion Oil drug and alcohol policy.

We are excited about the opportunities that exist for you at Battalion Oil.  If the terms of this offer letter are acceptable to you, please sign and return it to me either via email at LKasparek@battalionoil.com..  If you any have questions or concerns, please do not hesitate to contact me at 832-538-0505.

Sincerely,

/s/ Leah Kasparek

Leah Kasparek

Sr. Vice President, Human Resources and Corporate Secretary

Battalion Oil Corporation

cc:  Rich Little

Acknowledgement:  This offer will expire on January 20, 2023.

✓ Accepted ___ Declined this    20    day of    January                             , 2023

By:  /s/ Kristen McWatters

Kristen McWatters

CONFIDENTIAL - Offer Letter

3505 W. Sam Houston Parkway N., Suite 300 ● Houston, TX 77043 | Phone: 832.538.0300